Exhibit 99.1

National Holdings Corporation Reports Financial Results for the Fiscal 2019 Second Quarter

NEW YORK, NY, May 16, 2019 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the 2019 fiscal second quarter.

Financial Highlights:

●	Revenue of $46.7 million versus $60.3 million for the fiscal 2018 second quarter.

●	Net loss of $2.8 million compared to net loss of $2.3 million recorded in the prior year quarter.

●	Quarterly adjusted EBITDA of ($2.1) million, down from the $5.2 million recorded in the second quarter of fiscal 2018.

●	A loss before other expense and income taxes of $3.9 million versus income of $4.7 million in the second quarter of 2018.

●	Cash and cash equivalents of $31.2 million and no term debt as of March 31, 2019 versus cash and cash equivalents of $33.6 million as of September 30, 2018.

●	Total stockholders’ equity of $47.5 million as of March 31, 2019, versus $46.9 million as of September 30, 2018.

Management Commentary

Michael Mullen, Chairman and Chief Executive Officer of National stated, “The second quarter of fiscal 2019 was a positive quarter for the firm in the continued structural and strategic development achieved. I am proud of the team for their hard work and dedication in furthering our evolution. While we performed well, external events adversely impacted the quarter, potentially preventing this quarter from being a record-breaking one. Rising interest rates, US/China trade negotiations, slowing global growth and unrest in Washington caused extreme volatility in the markets. Further stunting the quarter was the closure of the SEC during the US Government shutdown, which resulted in several material investment banking transactions being delayed likely into the third and fourth quarters of fiscal 2019.”

Mr. Mullen continued, “On a positive note, during the quarter we saw strength from our growing private shares business, which offers our clients access to invest in innovative private companies we believe have the potential for great returns. This is a key area of focus for our business and a true differentiator that provides unique opportunities, especially during periods of high market volatility. In late March, our largest investment from our private shares business went public—a huge milestone for our firm. Additionally, two other Silicon Valley “decacorns” from our private shares portfolio have come public. While revenue from this business line was not realized during this quarter, we believe this business will have a meaningful impact for our clients and a powerful effect on future quarterly earnings. Even in the face of strong headwinds, we continue to perform and work towards a successful future for our firm.”

Fiscal 2Q 2019 and Six-Month Financial Results

National reported fiscal second quarter revenue of $46.7 million, down $13.6 million or 23% versus the second fiscal quarter of 2018. Brokerage commissions and related fee revenue as well as investment banking revenue were responsible for the decrease—down $8.8 and $4.7 million respectively. We have seen continued improvement in brokerage commissions from the fiscal first quarter of 2019 as investor confidence returns, although the impact of recent trade negotiations on investor confidence in succeeding quarters is uncertain. We believe investment banking revenue will rebound over the next two quarters and expect investment advisory revenue to grow given increasing assets under management and higher third quarter fee pricing that was generated off of March 31, 2019 securities values.

Total expenses decreased by $5.1 million or 9% to $50.6 million compared to the second fiscal quarter of 2018. While variable compensation expenses declined by approximately $10 million, historical/aged legal and arbitration cases caused the Company to increase the accrual and record significant expense during the quarter. Compensation and technology investments continue to impact the company’s margins, though we expect this expense to level off as we believe our platform is now ready to handle growth.

For the six-month year-to-date period, revenue declined $5.6 million or 5% to $104.8 million from the $110.4 million recorded in the year-ago period. Brokerage commissions and related fees were responsible for the decline, down $13.6 million, as were net dealer inventory gains, down $2.9 million. The latter is due to the firm’s decision to significantly reduce its trading platform over the past 18 months. Investment banking, investment management, interest and dividends and tax and accounting revenue each increased materially over the previous six-month period, contributing in total $11 million of increased revenue.

Revenue

As noted above, brokerage commissions and investment banking were the business lines that most significantly impacted the revenue decline during the quarter.

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Commissions and related revenue decreased by $8.8 million, 27% from the second quarter of fiscal 2018, to $24.4 million on volume volatility. This was impacted by negative US/China trade negotiations as well as the other factors noted above. For the six-month period, revenue of $47.5 million declined $13.6 million or 22% from $61.1 million in the prior-year period.

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Investment banking revenue decreased by $4.7 million to $9.8 million compared to the second quarter of fiscal 2018, down 33% as the SEC closure during the US Government shutdown resulted in fewer deals being brought to market. For the six-month period, investment banking revenue increased $7.8 million to $36.9 million, up 27% compared to the prior-year period.

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Revenue from investment advisory increased by $0.3 million to $5.5 million, a 6% increase from the prior quarter. Assets under management continue to grow; however, revenue growth was mitigated as noted by securities values at December 31, 2018, due to the market correction experienced in our fiscal first quarter. For the six-month period, revenue increased to $11.4 million from $10.5 million, up $0.8 million or 8% from the prior-year period.

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Tax preparation and accounting revenue increased by $0.3 million in the quarter, up 7% from the same quarter of fiscal 2018. We have acquired several small firms and expect continued growth as we enhance our value proposition to our retail clients for holistic tax and financial planning services. For the six-month period, revenue increased to $4.9 million from $4.4 million a year ago, up 12% from the prior-year period.

Expenses

Total expenses decreased to $50.6 million in the current fiscal year quarter, down $5.1 million or 9% over the comparative year quarter. Compensation and other variable expenses directly associated with revenue generation, were responsible for approximately $10 million of this decrease. The decrease was partially offset by an increase of approximately $5 million, due to a number of factors including the firm’s continued investment in its people and infrastructure, and approximately $3 million of various legal expenses associated with legacy arbitration claims and external legal advice on various corporate issues.

While we continue to invest to increase scalability and improve our operating controls, we are intently focused on spend efficiency, resulting in either reductions or immaterial increases in many of our other operating expense categories.

For the six-month period, total expenses increased approximately 1% to $107.4 million versus $105.9 million for the comparable period a year ago. Our variable expense ratio improved slightly during the current year to date, as did our gross margins. This is in line with the firm’s goals and objectives as we continue to focus on improving our business efficiency. The net increase was driven by the aforementioned legal and arbitration expenses, and continuing infrastructure spending.

Earnings

The loss before other income and income taxes totaled $3.9 million, versus income of $4.7 million in the fiscal 2018 second quarter. For the six months, the loss was $2.6 million versus earnings of $4.5 million in the prior six-month period.

The net loss per share, both basic and fully diluted, was $0.22 in the fiscal second quarter of 2019, versus a net loss per share, basic and fully diluted, of $0.18 in the fiscal second quarter of 2018. The prior year period was negatively impacted by the fair value adjustment to the company’s warrant liability from the 2016 Fortress tender offer, approximately $5.6 million. For the six-month period, the net loss was $1.8 million compared to a loss of $10.3 million in the prior year period. As in the prior year quarterly results, the fair value warrant adjustment totaled $11.2 million for the six-month 2018 period.

Adjusted EBITDA decreased to ($2.1) million in the current year quarter, from $5.2 million in the second quarter of fiscal 2018. For the six-month period, adjusted EBITDA totaled $2.2 million versus $7.0 million in the prior year-to-date period.

Balance Sheet

As of March 31, 2019, National had $31.2 million of cash and cash equivalents, versus $33.6 million as of September 30, 2018. The Company’s balance sheet remains free of any term debt.

Conference Call Information

The Company will host a conference call today, May 16, 2019, at 8:30 AM ET, to discuss the Company’s fiscal second quarter 2019 financial results and provide a business outlook for the remainder of 2019.

In order to participate in the conference call, please call 1-800-954-0651-and provide the conference name: National Q2 Earnings Call. An audio recording of the conference call will be available for replay on the Company’s website at www.yournational.com, for a period of 30 days after the call.

Non-GAAP Measures

The Company considers earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our Board and management to monitor and evaluate our business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted should be considered in addition to, rather than as a substitute for pre-tax income, net income (loss) and cash flows from operating activities.

The Non-GAAP measures shown in this release exclude various items detailed further below.

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The Company defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization, and unrealized gain/loss on the firm’s warrant portfolio.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With over 1000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services Inc. (formerly Gilman Ciocia, Inc.) and GC Capital Corporation. Formed as a holding company in 1999, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.yournational.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including investor confidence may weaken, negatively affecting brokerage services revenue, investment banking revenue may be negatively affected if market conditions worsen, the value of our carried interest may decline prior to being recognized and other risks described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:

Email: ir@yournational.com

Telephone: +1 212 554 4351

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2019 (Unaudited)	September 30, 2018
ASSETS
Cash	$25,881,000	$27,920,000
Restricted cash	1,158,000	1,353,000
Cash deposits with clearing organizations	336,000	336,000
Securities owned, at fair value	7,606,000	7,786,000
Receivables from broker-dealers and clearing organizations	3,451,000	3,967,000
Forgivable loans receivable	1,444,000	1,567,000
Other receivables, net	5,140,000	4,265,000
Prepaid expenses	5,346,000	4,065,000
Fixed assets, net	3,330,000	2,671,000
Intangible assets, net	6,028,000	4,730,000
Goodwill	5,153,000	5,153,000
Deferred tax asset, net	4,294,000	4,192,000
Other assets, principally refundable deposits	735,000	444,000
Total Assets	$69,902,000	$68,449,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accrued commissions and payroll payable	$9,614,000	$12,862,000
Accounts payable and accrued expenses	11,537,000	8,019,000
Deferred clearing and marketing credits	472,000	576,000
Other	738,000	57,000
Total Liabilities	22,361,000	21,514,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at March 31, 2019 and September 30, 2018; 12,899,866 shares issued and outstanding at March 31, 2019 and 12,541,890 shares issued and outstanding at September 30, 2018	258,000	250,000
Additional paid-in-capital	89,072,000	86,510,000
Accumulated deficit	(41,789,000)	(39,825,000)
Total Stockholders’ Equity	47,541,000	46,935,000

Total Liabilities and Stockholders’ Equity	$69,902,000	$68,449,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended March 31,		Six Month Period Ended March 31,
	2019	2018	2019	2018
Revenues
Commissions	$22,801,000	$31,407,000	$43,812,000	$57,025,000
Net dealer inventory (losses) gains	1,269,000	2,761,000	766,000	3,666,000
Investment banking	9,797,000	14,532,000	36,868,000	29,079,000
Investment advisory	5,514,000	5,197,000	11,372,000	10,529,000
Interest and dividends	1,412,000	601,000	2,996,000	1,232,000
Transaction fees and clearing services	1,588,000	1,777,000	3,737,000	4,074,000
Tax preparation and accounting	4,122,000	3,868,000	4,897,000	4,391,000
Other	197,000	203,000	359,000	429,000
Total Revenues	46,700,000	60,346,000	104,807,000	110,425,000

Operating Expenses
Commissions, compensation and fees	40,633,000	49,345,000	90,043,000	92,906,000
Clearing fees	530,000	578,000	1,289,000	1,321,000
Communications	697,000	813,000	1,519,000	1,572,000
Occupancy	980,000	1,141,000	1,906,000	2,096,000
License and registration	747,000	530,000	1,326,000	1,167,000
Professional fees	1,733,000	578,000	3,717,000	1,970,000
Interest	10,000	2,000	18,000	5,000
Depreciation and amortization	461,000	379,000	858,000	758,000
Other administrative expenses	4,808,000	2,287,000	6,713,000	4,113,000
Total Operating Expenses	50,599,000	55,653,000	107,389,000	105,908,000
Income (Loss) before Other Income (Expense) and Income Taxes	(3,899,000)	4,693,000	(2,582,000)	4,517,000

Other Income (Expense)
Change in fair value of warrant liability	—	(5,597,000)	—	(11,194,000)
Other income	6,000	230,000	12,000	236,000
Total Other Income (Expense)	6,000	(5,367,000)	12,000	(10,958,000)
Income (Loss) before Income Taxes	(3,893,000)	(674,000)	(2,570,000)	(6,441,000)

Income tax expense	(1,108,000)	1,578,000	(741,000)	3,851,000
Net Income (Loss)	$(2,785,000)	$(2,252,000)	$(1,829,000)	$(10,292,000)

Net income (loss) per share - Basic	$(0.22)	$(0.18)	$(0.14)	$(0.83)
Net income (loss) per share - Diluted	$(0.22)	$(0.18)	$(0.14)	$(0.83)

Weighted average number of shares outstanding - Basic	12,714,002	12,457,043	12,628,606	12,447,321
Weighted average number of shares outstanding - Diluted	12,714,002	12,457,043	12,628,606	12,447,321

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net income (loss), as reported	$(2,785,000)	$(2,252,000)	$(1,829,000)	$(10,292,000)
Interest expense	10,000	2,000	18,000	5,000
Income taxes	(1,108,000)	1,578,000	(741,000)	3,851,000
Depreciation	172,000	159,000	341,000	328,000
Amortization	289,000	220,000	517,000	430,000
EBITDA	(3,422,000)	(293,000)	(1,694,000)	(5,678,000)
Non-cash compensation expense	1,480,000	418,000	2,802,000	676,000
Change in fair value of warrant liability	—	5,597,000	—	11,194,000
Forgivable loan amortization	162,000	150,000	333,000	310,000
Unrealized loss (gain) on the firm's warrant portfolio	(297,000)	(639,000)	$723,000	$469,000
EBITDA, as adjusted	$(2,077,000)	$5,233,000	$2,164,000	$6,971,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization and unrealized loss (gain) on the firm's warrant portfolio.